UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

Commission File Number	Registrant	IRS Employer Identification Number	State of Incorporation
001-32956	NEWPAGE HOLDING CORPORATION	05-0616158	Delaware
333-125952	NEWPAGE CORPORATION	05-0616156	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 15, 2009, NewPage Corporation (the “Company”) announced several concurrent transactions intended to increase its operating flexibility and reduce its indebtedness. The Company is seeking to amend certain provisions of its senior secured term loan credit facility and senior secured revolving credit facility. The Company also intends to engage in a proposed offering of new senior secured notes due 2014, yielding approximately $595 million of gross proceeds (after original issue discount, but before fees and expenses), pursuant to a confidential offering circular in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Act”). In connection with these transactions, the Company and NP Investor LLC (“NPI”), an affiliate of Cerberus Capital Management, L.P., the indirect controlling shareholder of NewPage Holding Corporation (“NewPage Holding”), commenced a cash tender offer to purchase certain of the Company’s outstanding Floating Rate Senior Secured Notes due 2012 and 10% Senior Secured Notes due 2012. In conjunction with the Company’s and NPI’s offer, NPI simultaneously commenced a cash tender offer to purchase any and all of NewPage Holding’s outstanding Floating Rate Senior Unsecured PIK Notes due 2013 (the “Floating Rate PIK Notes”) and the maximum aggregate principal amount of the Company’s outstanding 12% Senior Subordinated Notes due 2013 (together with the Floating Rate PIK Notes, the “Subordinated Notes”) such that the aggregate amount that NPI would be required to pay for purchase of the Subordinated Notes does not exceed $85 million. In addition, Stora Enso Oyj (“SEO”), the holder of the NewPage Group Inc. Floating Rate Senior Unsecured PIK Notes due 2015 (the “NewPage Group PIK Notes”), has agreed, subject to certain conditions, to contribute a portion of the NewPage Group PIK Notes upon the purchase and contribution to the issuer thereof by NPI of notes purchased by it in its offer. NPI currently intends to hold for investment any notes purchased by it in the tender offers and is under no obligation to contribute any notes that it purchases. In the event that NPI does not contribute at least $100 million of the Subordinated Notes purchased by it, SEO will be under no obligation to contribute any amount of the NewPage Group PIK Notes.

The Company intends to purchase and cancel approximately $425 million of the outstanding balance under its senior secured term loan credit facility, finance the Company’s portion of its tender offer and pay fees and expenses related to these transactions with the proceeds from the new notes offering.

A copy of the press release announcing the commencement of the tender offers and the other recapitalization transactions is attached hereto as Exhibit 99.1 and is incorporated by reference.

The information contained in this report is neither an offer to purchase any notes, nor a solicitation of tenders with respect to any notes, nor a solicitation of consents with respect to any notes. The tender offers are being made solely pursuant to the applicable offer to purchase and the related letter of transmittal.

The new notes have not been registered under the Act or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption therefrom. The information contained in this report does not constitute an offer to sell the notes or the solicitation of an offer to purchase the notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	News Release dated July 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPAGE HOLDING CORPORATION		NEWPAGE CORPORATION

By:	/s/ David J. Prystash	By:	/s/ David J. Prystash
	David J. Prystash		David J. Prystash
	Senior Vice President and Chief Financial Officer		Senior Vice President and Chief Financial Officer
Date:	July 15, 2009	Date:	July 15, 2009